UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 14, 2013

Tesla Motors, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34756	91-2197729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3500 Deer Creek Road

Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 681-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 14, 2013, Tesla Motors, Inc. (the “Company”) entered into a Limited Consent and Amendment (the “Amendment”) to the Loan Arrangement and Reimbursement Agreement between the Company and the U.S. Department of Energy (the “DOE”) dated as of January 20, 2010, as amended, that, among other things, amends the Loan Arrangement and Reimbursement Agreement to permit the Company to issue convertible senior notes to fund the early repayment of the DOE loan.

The full text of the Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01	Other Events

On May 15, 2013, the Company issued a press release announcing the concurrent public offerings of approximately 2.7 million shares of common stock and $450 million aggregate principal amount of convertible senior notes due 2018 in concurrent underwritten registered public offerings. In addition, Tesla has granted the underwriters a 30-day option to purchase up to an additional 405,454 shares of common stock and $67.5 million in aggregate principal amount of the notes.

Elon Musk, Chief Executive Officer and cofounder, intends to purchase shares of common stock at the same public offering price for an aggregate purchase price of $100 million. Of this amount, approximately $45 million would be purchased in the common stock offering, and approximately $55 million would be purchased directly from the Company in a subsequent private placement due to the waiting period requirements of the Hart-Scott-Rodino Act.

The aggregate gross proceeds of the offerings, including the option granted to the underwriters, and the private placement is expected to be approximately $830 million.

The press release announcing the public offerings is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Limited Consent and Amendment to the Loan Arrangement and Reimbursement Agreement between the United States Department of Energy and the Registrant dated as of May 14, 2013.

99.1	Press release issued by Tesla Motors, Inc. dated May 15, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESLA MOTORS, INC.

By:	/s/ Deepak Ahuja
Deepak Ahuja Chief Financial Officer

Date: May 15, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Limited Consent and Amendment to the Loan Arrangement and Reimbursement Agreement between the United States Department of Energy and the Registrant dated as of May 14, 2013.

99.1	Press release issued by Tesla Motors, Inc. dated May 15, 2013.